EX-99.B11

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information constituting parts of this amended Registration Statement on Form N-1A, of our report dated November
   30    ,    1995     relating to the financial statements    and
financial    highlights     appearing in the October 31,    1995     Annual
Report to Shareholders of Vanguard Preferred Stock Fund. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectus and "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
Philadelphia, PA
   February 8, 1996